Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-33374 and 333-126236) of Appliance Recycling Centers of America, Inc. of our report dated March 26, 2008 (which report contains an unqualified opinion and an explanatory paragraph related to the restatement of the Company’s 2006 consolidated financial statements to include disclosures about the Company’s operating segments) which appears on page 30 of this annual report on Form 10-K for the year ended December 29, 2007.

/s/ VIRCHOW, KRAUSE AND COMPANY, LLP

Minneapolis, Minnesota

March 26, 2008